Exhibit 99.1

Contact:	Investor Relations
212-810-3333
ahr-info@blackrock.com

Anthracite Capital Reports GAAP Loss of $(1.39) Per Share

and Operating Earnings of $0.07 Per Share

New York - August 11, 2009 - Anthracite Capital, Inc. (NYSE:AHR) (the “Company” or “Anthracite”) reported net income (loss) available to common stockholders for the second quarter of 2009 of $(1.39) per share, compared to $0.38 per share for the same three-month period in 2008. (All currency amounts discussed herein are in thousands, except share and per share amounts. All per share information is presented on a diluted basis. Prior year amounts have been restated or reclassified to conform to the 2009 presentation required by the retrospective adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).)

Operating Earnings (defined below) for the second quarters of 2009 and 2008 were $0.07 and $0.22 per share, respectively. Table 1, provided below, reconciles Operating Earnings per share to diluted net income per share available to common stockholders.

Restructuring of Secured Credit Facilities

During the second quarter of 2009, the Company amended each of its secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley (the “Secured Creditors”). The facilities have been amended to provide similar terms which, among other things, extend the maturities of all facilities to September 30, 2010 and eliminate all mark-to-market provisions. In addition to eliminating outstanding margin calls and the right to make future margin calls, existing scheduled amortization payments were replaced with cash management requirements as described below. The new interest rate on the facilities is the greater of 30-day LIBOR plus 3.50% or 5.50%.

The Secured Creditors continue to hold the same primary collateral consisting of U.S. and non-U.S. denominated commercial real estate loan assets. All cash received from these assets will first be used to pay interest and then to reduce the respective lender’s principal balance. The Company has agreed that the principal balance for each Secured Creditor will be reduced through this process by an agreed upon amount, measured on a cumulative basis, at the end of each quarter starting with the period ending September 30, 2009. If such required reduction is not satisfied, the Company has 90 days to cure such shortfall or an event of default would occur.

In addition, the Secured Creditors received a security interest in all unencumbered assets of the Company as well as a subordinated second lien on each other’s primary collateral. The cash flows generated by the bulk of the formerly unencumbered assets will be deposited monthly into a cash management account that will be available for use by the Company for its operations pursuant to a prescribed budget subject to (i) no defaults under the facilities and (ii) the cure of any outstanding deficiency in the required reductions of the principal balance of any Secured Creditor. In the event of an uncured event of default, the cash management account proceeds must be used to pay down the relevant lender’s debt until the deficiency has been cured.

The existing financial covenants were modified and apply to the Company under each facility as follows:

Tangible net worth (as defined in each applicable facility) cannot fall below $400 million (plus 75% of any equity offering proceeds) at any quarter end, and cannot fall (with certain exclusions) by more than 20% in any one quarter or more than 40% in any four quarter period;

Debt service coverage ratio must (as defined in each applicable facility) be at least 1.40; and

Total recourse debt to tangible net worth ratio may not exceed 2.5.

The Company also agreed to certain other terms which establish (i) certain required quarterly operating earnings, (ii) restrictions or conditions on the incurrence or restructuring of any indebtedness and the payment of fees and other amounts to BlackRock Financial Management, Inc. (the “Manager”) and its affiliates, (iii) limits on acquiring new assets and (iv) required minimum quarterly operating earnings for each quarter of the extended term, commencing with the quarter ended June 30, 2009. In addition, certain definitions, including an event of default, under each facility were made substantially uniform among the facilities.

The maturity date for each facility may be further extended to March 30, 2011 at the discretion of the respective Secured Creditor. However, if certain conditions are met, the decision by a lender to not extend may result in such lender losing the benefit of certain new collateral received under the restructuring.

In addition, the waiver of covenant breach under the Company’s secured credit facility with Holdco 2 related to the failure of the Company to repay certain borrowings due under such facility has been extended through October 22, 2009.

Restructuring of Unsecured Debt

In May and July 2009, the Company restructured a significant portion of its trust preferred securities and junior subordinated notes.

Pursuant to an exchange agreement with certain holders of the Company’s $135 million in trust preferred securities and €50 million junior subordinated notes, the Company issued $168.75 million and €62.5 million principal amount of new junior subordinated notes in exchange for those securities. The exchanges closed on May 29, 2009.

The new notes bear a fixed interest rate of 0.75% per year until the earlier of May 29, 2013 and the date on which the Company’s senior secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley have all been paid in full (the “Modification Period”). The interest rates on those securities were, as of the date of the exchanges, 7.50%, 7.73% and 7.77% per year on the trust preferred securities and EURIBOR plus 2.60% per year on the junior subordinated notes. After the Modification Period, the new notes bear interest at the same rates as the securities for which they were exchanged. The new notes are contractually senior to the Company’s remaining trust preferred securities. The new notes otherwise generally have the same terms, including maturity dates and capital structure priority, as the securities for which they were exchanged.

The coupons that were due on April 30, 2009 on certain of the securities being exchanged were satisfied by payments at the new lower rate of 0.75% per year on the increased principal amounts.

On July 22, 2009, the Company issued $31,250 aggregate principal amount of junior unsecured subordinated notes (the “Notes”) in exchange for $25,000 aggregate liquidation amount of trust preferred securities of Anthracite Capital Trust I (the “Exchanged Securities”).

The Notes bear a fixed interest rate of 0.75% per year until the earlier of (i) July 22, 2013 and (ii) the date on which all of the existing senior secured loans under the Company’s senior secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley are fully amortized, including certain deferred restructuring fees (the “July 22 Modification Period”). After the July 22 Modification Period, the Notes bear interest at the same rate as the Exchanged Securities. Interest payments are payable quarterly, commencing on July 30, 2009. The first interest payment due on July 30, 2009 under the Notes is for the interest period from April 30, 2009. All obligations under the Exchanged Securities, including accrued and unpaid interest thereunder, were accordingly fully discharged and satisfied.

The Notes are contractually senior to the Company’s remaining trust preferred securities, and otherwise generally have the same terms, including maturity date, as the Exchanged Securities.

As a result of the restructuring, during the Modification Period and the July 22 Modification Period, the Company is subject to limitations on its ability (i) to pay cash dividends on shares of its common stock or preferred stock, or redeem, purchase or acquire any equity interests and (ii) to create, incur, issue or otherwise become liable for new debt other than trade debt, similar debt incurred in the ordinary course of business or debt in exchange for or to provide the funds necessary to repurchase, redeem, refinance or satisfy the Company’s existing secured and senior unsecured debt. In addition, during such periods, the cure period for a default in the payment of interest when due is three days.

On May 27, 2009, in a privately negotiated exchange transaction with a holder of Anthracite’s 11.75% Convertible Senior Notes due 2027, the Company issued 850,000 shares of common stock in exchange for $4 million principal amount of the notes.

On July 1, 2009, in a privately negotiated exchange transaction with a holder of Anthracite’s 11.75% Convertible Senior Notes due 2027, the Company issued 900,000 shares of common stock in exchange for $3 million principal amount of the notes.

On July 29, 2009, the Company issued 1,317,000 shares of its common stock in exchange for $3,951 aggregate principal amount of its 11.75% Convertible Senior Notes due 2027 in a privately negotiated exchange with a holder of such notes.

The Company estimates that the effect of the combined unsecured restructurings and exchanges will result in cash savings of over $13 million per year during the period that the lower coupons are in effect. The Company intends to use cash from these savings for general corporate purposes and to reduce indebtedness under its senior secured credit facilities.

Effect of Market Conditions on the Company’s Business & Recent Developments

During 2008 (particularly in the fourth quarter) and 2009, global economic conditions continued to worsen, resulting in ongoing disruptions in the credit and capital markets, significant devaluations of assets and a severe economic downturn globally. Assets linked to the U.S. and non-U.S. commercial real estate finance markets have been particularly affected as demand for such assets has sharply declined and defaults have risen significantly for CMBS and commercial real estate loans. Available liquidity, which began to decline during the second half of 2007, became scarce in 2008 and remains depressed into 2009. Under normal market conditions, the Company relies on the credit and equity markets for capital to finance its investments and grow its business. However, in the current environment, the Company is focused principally on managing its liquidity.

The recessionary economic conditions and ongoing market disruptions have had, and the Company expects will continue to have, an adverse effect on the Company and the commercial real estate and other assets in which the Company has invested. These effects include:

•

Adverse impact on liquidity and access to capital. The Company’s unrestricted cash and cash equivalents decreased to $2,429 at June 30, 2009 from $9,686 at December 31, 2008 due to, among other things, amortization payments under the Company’s secured credit facilities and reduced cash flow from investments. As a result of a continued rise in delinquencies in commercial real estate loans and CMBS during the second quarter of 2009, the Company’s cash flow has been materially and adversely affected. This negative trend has continued into the third quarter of 2009 and the Company believes this negative trend will continue into the foreseeable future. The Company is required to make an interest payment of $4,056 on September 1, 2009 related to its senior unsecured convertible notes. In addition, pursuant to the amendments to its secured facilities with Bank of America, Deutsche Bank and Morgan Stanley which closed in May 2009, the Company is required to make quarterly payments to reduce the principal balances under the facilities by certain specified amounts as of the end of each quarter, commencing for the quarter ended September 30, 2009. The Company’s current projections show that the Company will not be able to meet the aforementioned principal paydown requirements for certain secured lenders on September 30, 2009. If the Company does not satisfy these paydown requirements, the Company has 90 days to cure such shortfall or an event of default would occur. However, the Company may not have the liquidity to cure such shortfall, if it were to occur, while meeting the Company’s other obligations after September 30, 2009, and the Company then would not be able to continue as a going concern. The Company continues to seek ways to refinance or restructure its unsecured indebtedness, thereby reducing its interest expense and improving liquidity. These efforts include the debt-for-equity exchange and junior unsecured subordinated debt restructurings described above. The Company will endeavor to complete additional debt-for-equity exchanges to reduce the $4,056 interest payment due on the convertible notes on September 1, 2009, thereby increasing the funds available to meet the secured lenders principal paydowns due by September 30, 2009. No assurance can be given that this endeavor will be successful. In addition, financings through collateralized debt obligations (“CDOs”), which the Company historically utilized, are no longer available.

•

Negative operating results. For the six months ended June 30, 2009 the Company incurred a net loss of $(89,058) driven primarily by significant net realized and unrealized losses, the incurrence of a $104,532 provision for loan losses and a loss from equity investments of $(18,690).

•

Change in business objectives and dividend policy. The Company is currently focused on managing its liquidity and, unless its liquidity position and market conditions significantly improve, anticipates no new investment activity in 2009. In addition, the Company’s Board of Directors (the “Board of Directors”) anticipates that the Company will only pay cash dividends on its preferred and common stock to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved subject to the following restrictions. Under the junior subordinated indentures the Company entered into on May 29, 2009 and July 22, 2009 in connection with its exchange agreements with the beneficial owners of certain of the Company’s TruPS and junior unsecured subordinated notes, until the earlier of (i) May 29, 2013 for certain junior unsecured subordinated notes and July 22, 2013 for certain other junior unsecured subordinated notes and (ii) the date on which all of the existing senior secured loans under the Company’s secured credit facilities are fully amortized, including certain deferred restructuring fees, the Company is prohibited from making payments on its capital stock, including its common stock, other than (a) with the consent of a majority of the holders of the notes issued under the indentures or (b) dividends or distributions reasonably necessary to maintain its REIT status; provided that such dividends or distributions, (A) to the extent paid to its common stockholders, are not in excess of $2.5 million in the aggregate and are in the form of its common stock to the maximum extent permissible to maintain its REIT status (the “Permitted Distribution”), and (B) to the extent paid to the preferred stockholders, are in an amount no greater than that required to be distributed to such holders in order to make the Permitted Distribution to its common stockholders.

These effects have led to the following adverse consequences for the Company:

•

Substantial doubt about the ability to continue as a going concern. The Company’s independent registered public accounting firm issued an opinion on the Company’s December 31, 2008 consolidated financial statements that stated the consolidated financial statements were prepared assuming the Company will continue as a going concern and further stated that the Company’s liquidity position, current market conditions and the uncertainty relating to the outcome of the Company’s then ongoing negotiations with its lenders have raised substantial doubt about the Company’s ability to continue as a going concern. As noted above under the bullet captioned “Adverse impact on liquidity and access to capital”, substantial doubt continues to exist about the Company’s current ability to continue as a going concern.

•

Reduction or elimination of dividends. The Board of Directors did not declare a dividend on the Company’s common stock and preferred stock for the first and second quarters of 2009. Due to current market conditions and the Company’s liquidity position, the Company’s Board of Directors anticipates the Company will pay cash dividends on its stock only to the extent necessary to maintain its REIT status, subject to the following restrictions. As noted above under the bullet captioned “Change in business objectives and dividend policy”, the Company is subject to limitations on dividends it may pay on its common and preferred stock under certain of its junior subordinated notes indentures. To the extent the Company is required to and permitted to make distributions to maintain its qualification as a REIT in 2009, the Company may rely upon temporary guidance that was issued by the Internal Revenue Service (“IRS”), which allows certain publicly traded REITs to satisfy their net taxable income distribution requirements during 2009 by distributing up to 90% in stock, with the remainder distributed in cash. However, the terms of the Company’s preferred stock prohibit the Company from declaring or paying cash dividends on the common stock unless full cumulative dividends have been declared and paid on the preferred stock.

CDO tests

In addition to the covenants under the Company’s secured credit facilities, four of the seven CDOs issued by the Company contain compliance tests which, if violated, could trigger a diversion of cash flows from the Company to bondholders of the CDOs. The Company’s three CDOs designated as its high yield (“HY”) series do not have any compliance tests. The chart below is a summary of the Company’s CDO compliance tests as of June 30, 2009.

Cash Flow Triggers	CDO I	CDO II	CDO III	Euro CDO
Overcollateralization
Current	127.5%	125.9%	118.3%	92.4%
Trigger	115.6%	113.2%	108.9%	116.4%
Pass/Fail	Pass	Pass	Pass	Fail
Interest Coverage/ Interest Reinvestment (Euro CDO)
Current	207.9%	229.13%	314.8%	92.4%
Trigger	108.0%	117.0%	111.0%	116.4%
Pass/Fail	Pass	Pass	Pass	Fail

Collateral Quality Tests	CDO I	CDO II	CDO III	Euro CDO
Weighted Average Life Test
Current	N/A	N/A	N/A	3.51
Trigger	N/A	N/A	N/A	7.50
Pass/Fail	N/A	N/A	N/A	Pass
Minimum Weighted Average Recovery Rate Test				Moody’s
Current	N/A	N/A	N/A	22.8%
Trigger	N/A	N/A	N/A	18.0%
Pass/Fail	N/A	N/A	N/A	Pass
Vector Model Test				Fitch
Pass/Fail	N/A	N/A	N/A	Fail
Weighted Average Rating Factor Test				Moody’s
Current	N/A	N/A	N/A	2622
Trigger	N/A	N/A	N/A	2740
Pass/Fail	N/A	N/A	N/A	Pass

Because the failures of the Euro CDO’s overcollateralization tests were not cured by the May 15, 2009 payment date, any cash flows that remained after the payment of interest to the Class A and Class B senior notes were utilized to pay down the principal of the Class A notes. This redirection of cash flows will continue until the failures of the Class A through Class D overcollateralization tests are cured.

Additionally, the Euro CDO failed its interest coverage test for its preferred shares, which are held by the Company. This test is calculated in the same manner as the Class E overcollateralization test. Since the Euro CDO’s preferred shares are pledged to one of the Company’s secured lenders, the cash flow available to pay down the lender’s outstanding balance will be reduced.

The chart below summarizes the cash flows received from the fourth quarter 2008 through the second quarter of 2009 from the Company’s retained CDO bonds.

	4Q 2008	1Q 2009	2Q 2009
CDO I	$1,615	$1,524	$2,062
CDO II	1,029	652	1,174
CDO III	1,000	617	956
CDO HY1	1,106	1,580	719
CDO HY2	1,756	1,989	1,945
CDO HY3	3,583	4,243	3,074
Euro CDO	3,248	4,503	—

Total	$13,336	$15,108	$9,930

Commercial Real Estate Loans

The Company recorded a provision for specific loan losses of $48,629 for the three months ended June 30, 2009. This provision related to four loans with an aggregate principal balance of $108,689 and accrued interest of $936. The loans are in various stages of resolution and due to the estimated reduction in value of the underlying collateral below the principal balance of the loans, the Company does not believe the full collectability of the loans is probable. In addition to these four loans, the Company recorded a general provision of $15,456 due to the dramatic decline in the commercial real estate market during the second quarter of 2009 and the resulting negative impact on the prospects for loan performance. The general loan loss provision methodology is more fully described in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.

A summary of the changes in the Company’s reserve for loan losses is as follows:

	General	Specific	Total
Reserve for loan losses, March 31, 2009 (including accrued interest of $2,310)	$29,254	$191,699	$220,953
Reserve for loan losses- specific (including accrued interest of $37)	—	33,172	33,172
Foreign currency gain	—	3,747	3,747

Reserve for loan losses- general	15,456	—	15,456

Provision for loan loss for six months ended June 30, 2009	$15,456	$36,919	$52,375

Reserve for loan losses, June 30, 2009 (including accrued interest of $2,347)	$44,710	$228,618	$273,328

The general reserve of $44,710 represents approximately 7% of the carrying value of the loans against which the Company has not specifically reserved. The specific reserve of $270,981 represents approximately 87% of carrying value of ten specific loans.

The chart below summarizes the outstanding principal balance, carrying value, and loan loss reserves for the commercial real estate loans held directly by the Company at June 30, 2009.

	Outstanding Principal Balance	Carrying Value	Loan Loss Reserve	Net Carrying Value
Retail	$300,109	$291,822	$(7,152)	$284,670
Office	221,811	218,200	(37,993)	180,207
Multifamily	176,298	176,422	(124,685)	51,737
Various	122,702	119,915	(31,436)	88,479
Storage	73,235	73,116	—	73,116
Land	25,000	25,005	(25,005)	—
Hotel	14,354	13,592	—	13,592
Industrial	12,636	12,595	—	12,595
Other	4,004	3,954	—	3,954

	$950,149	$934,621	$(226,271)*	$708,350

	General loan loss reserve			(44,710)

		Net Carrying Value		$663,640

*	Excludes loan loss reserves of $2,347 related to accrued interest.

Earnings from Equity Investments

Also included in commercial real estate loans are the Company’s investments in Carbon Capital, Inc. (“Carbon I”) and Carbon Capital II, Inc. (“Carbon II” and together with Carbon I, the “Carbon Funds”), which are managed by the Company’s manager. For the quarters ended June 30, 2009 and 2008, respectively, the Company recorded losses of $6,565 and $2,566 for the Carbon Funds. The investment periods for the Carbon Funds have expired and no new portfolio additions are expected.

The Company’s investments in the Carbon Funds were as follows:

	June 30, 2009	December 31, 2008
Carbon I	$1,713	$1,713
Carbon II	20,471	39,158

	$22,184	$40,871

Carbon II recorded a provision for loan losses of $18,232 for the three months ended June 30, 2009 which includes a net decrease of a general provision of $518 and a provision of $18,750 related to three loans with an aggregate principal balance of $94,600 and accrued interest of $115. The loans are in various stages of resolution and due to the estimated fair value of the underlying collateral being below the principal balance of the loans, Carbon II does not believe the full collectability of the loans is probable. The Company incurs its share of Carbon II’s operating results through its approximately 26% ownership interest in Carbon II.

Commercial Real Estate Securities

The Company considers CMBS where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS (“Controlling Class CMBS”). The Company owns Controlling Class CMBS issued in 1998, 1999 and 2001 through 2007.

The Company did not acquire any additional Controlling Class CMBS trusts during the second quarter of 2009. At June 30, 2009, the Company owned 39 Controlling Class CMBS trusts with an aggregate underlying loan principal balance of $56,308,413. Delinquencies of 30 days or more on these loans as a percent of current loan balances were 5.2% at June 30, 2009, compared with 2.53% at March 31, 2009.

The chart below summarizes the par, weighted average coupon, market value, adjusted purchase price and second quarter 2009 estimated loss assumptions for the Company’s U.S. dollar denominated Controlling Class CMBS:

Vintage	Par	Weighted Average Coupon	Market Value	Adjusted Purchase Price	Estimated Collateral Losses
1998	$260,667	6.2%	$138,216	$155,192	$136,256
1999	7,604	6.9	3,042	7,374	13,989
2001	34,790	6.1	15,762	28,649	13,610
2002	2,300	5.7	1,177	2,266	20,428
2003	78,209	4.9	20,643	48,615	36,628
2004	75,445	5.1	9,939	29,164	196,498
2005	213,329	5.0	13,642	72,352	353,214
2006	455,187	5.2	24,794	65,883	395,274
2007	677,412	5.2	41,210	86,528	1,105,611

Total	$1,804,943	5.3%	$268,425	$496,023	$2,271,508

During the three months ended June 30, 2009, no securities in the Company’s Controlling Class CMBS were upgraded and fifteen securities in four Controlling Class CMBS were downgraded. Additionally, at least one rating agency upgraded five of the Company’s non-Controlling Class commercial real estate securities and downgraded eleven.

Summary of Commercial Real Estate Assets

A summary of the Company’s commercial real estate assets with estimated fair values in local currencies and U.S. dollars at June 30, 2009 is as follows:

	Commercial Real Estate Securities(2)		Commercial Real Estate Loans (1)		Commercial Real Estate Equity		Commercial Mortgage Loan Pools	Total Commercial Real Estate Assets		Total Commercial Real Estate Assets (USD)	% of Total
USD		$727,531		$218,815		—	$946,070		$1,892,416	$1,892,416	77.1%
GBP		£2,729		£43,610		—	—		£46,339	76,314	3.1%
EUR		€18,078		€294,141		—	—		€312,219	437,935	17.8%

CAD	C$	56,710	C$	6,269		—	—	C$	62,979	54,229	2.2%

JPY		¥819,116		—		—	—		¥819,116	8,490	0.3%

CHF		—	CHF	23,843		—	—	CHF	23,843	21,924	0.9%

INR		—		—	Rs	447,539	—	Rs	447,539	9,350	0.4%

General loan loss reserve		—		(44,710)		—	—		(44,710)	(44,710)	(1.8)

Total USD Equivalent		$814,703		$685,824		$9,350	$946,070		$2,455,948	$2,455,948	100.0%

(1)	Includes the Company’s investments in the Carbon Capital Funds of $22,184 at June 30, 2009.
(2)	Includes the Company’s investment in AHR JV of $320 at June 30, 2009.

As of January 2009, the Company substantially reduced the use of various currency instruments to hedge the capital portion of its foreign currency risk. The Company reduced the use of such instruments in an effort to avoid cash outlays caused by the requirement to mark these instruments to market. The Company has been primarily focused on preserving cash to pay down secured lenders and maintaining these hedges creates unpredictable cash flows as currency values move in relation to each other.

Net realized and unrealized gain (loss)

Upon the adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”) on January 1, 2008, the Company elected to have the changes in the estimated fair value of its trading securities (formerly classified as available-for-sale) and long-term liabilities recorded in earnings. The loss of $60,593 for the three months ended June 30, 2009 was comprised of realized gains of $13,822, unrealized gains on securities held-for-trading of $20,777 offset by unrealized losses on liabilities of $81,320 and an unrealized gain on swaps classified as held-for-trading of $21,384. During the second quarter of 2009, the value of the Company’s long-term liabilities increased by more than the offsetting increase in the value of its swaps and CMBS securities.

Book Value Per Share

The chart below is a comparison of book value per share at June 30, 2009 and December 31, 2008.

	6/30/2009	12/31/2008
Total Stockholders’ Equity	$504,676	$572,131 *
Less:
Series C Preferred Stock Liquidation Value	(57,500)	(57,500)
Series D Preferred Stock Liquidation Value	(86,250)	(86,250)

Common Equity	$360,926	$428,381
Common Shares Outstanding	79,658,431	78,371,715
Book Value per Share	$4.53	$5.46

*   On January 1, 2009, the Company adopted FSP APB 14-1, which superseded FAS 159 with respect to the Company’s fair valuing its convertible debt and decreased the Company’s GAAP book value by $45,361, or $0.58 per share. The impact of adopting FSP APB 14-1 is outlined in the Company’s Quarterly Report on Form 10-Q filing for the quarter ended June 30, 2009.

Reconciliation of Operating Earnings (Deficit) to Net Income (Loss) Available to Common Stockholders (Table 1)

The table below reconciles Operating Earnings with diluted net income available to common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating earnings available to common stockholders	$0.07	$0.22	$0.14	$0.58
Net realized and change in unrealized gain (loss)	(0.67)	0.16	0.10	1.07
Incentive fees attributable to other gains	—	—	—	(0.13)
Dedesignation of derivative instruments	(0.10)	—	(0.10)	—
Net foreign currency gain (loss) and hedge ineffectiveness	(0.08)	—	0.06	(0.11)
Provision for loan loss	(0.61)	—	(1.33)	(0.32)

Diluted net income available to common stockholders	$(1.39)	$0.38	$(1.13)	$1.09

The Company considers its Operating Earnings to be net income after operating expenses, income taxes and preferred dividends but before net realized and change in unrealized gain (loss), incentive fees attributable to other income (loss), dedesignation of derivative instruments, net foreign currency gain (loss), hedge ineffectiveness and provision for loan losses. The Company believes Operating Earnings to be an effective indicator of the Company’s profitability and financial performance over time. Operating Earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates and expected losses on credit sensitive positions.

This release, including the reconciliation of Operating Earnings with net income available to common stockholders, is also available on the News section of the Company’s website at www.anthracitecapital.com.

Earnings Conference Call

The Company will host a conference call on August 11, 2009 at 9:00 a.m. (Eastern Time). The conference call will be available live via telephone. Members of the public who are interested in participating in Anthracite’s second quarter earnings teleconference should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. and reference the Anthracite Teleconference Call (number 24015717). Please note that the teleconference call will be available for replay beginning at 1:00 p.m. on Tuesday, August 11, 2009, and ending at midnight on Tuesday, August 18, 2009. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter conference identification number 24015717.

About Anthracite

Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (“BlackRock”) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.373 trillion in global assets under management at June 30, 2009. BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements

This release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment, financial and capital markets or otherwise, which could result in changes in the value of the Company’s assets and liabilities, including net realized and unrealized gains or losses, and could adversely affect the Company’s operating results; (3) the Company’s ability to meet its liquidity requirements to continue to fund its business operations, including its ability to renew its existing facilities or obtain replacement financing, to meet amortization payments under the facilities and to service debt; (4) the amount and timing of any future margin calls and their impact on the Company’s financial condition and liquidity; (5) the Company’s ability to obtain amendments and waivers in the event that a lender terminates a facility before the maturity date or debt obligations are accelerated due to a covenant breach or otherwise; (6) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (the “Manager”), the Company’s Manager; (7) the impact of increased competition; (8) the impact of future acquisitions or divestitures; (9) the unfavorable resolution of legal proceedings; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company or the Manager; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and the Company; (12) the ability of the Manager to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; and (15) as a result of its liquidity position, current market conditions and the uncertainty relating to its ability to meet covenants in restructured agreements, substantial doubt about the Company’s ability to continue as a going concern.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2008 and Anthracite’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com. The information contained on the Company’s website is not a part of this release.

Anthracite Capital, Inc. and Subsidiaries

Consolidated Statements of Financial Condition (Unaudited)

(dollar amounts in thousands)

	June 30, 2009		December 31, 2008
ASSETS
Cash and cash equivalents		$2,429		$9,686
Restricted cash equivalents		32,266		23,982
RMBS		15		787
Commercial mortgage loan pools	$946,070		$1,022,105
Commercial real estate securities	814,704		935,963
Commercial real estate loans, (net of loan loss reserve of $270,981 and $165,928 in 2008)	685,824		823,777
Commercial real estate	9,350		9,350

Total commercial real estate		2,455,948		2,791,195
Derivative instruments, at estimated fair value		206,125		929,632
Other assets (includes $255 and $384 at estimated fair value in 2009 and 2008)		51,874		73,766

Total Assets		$2,748,657		$3,829,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Short-term borrowings:
Secured by pledge of RMBS	$—		$—
Secured by pledge of commercial real estate securities	233,506		308,123
Secured by pledge of commercial mortgage loan pools	4,584		4,584
Secured by pledge of commercial real estate loans	165,021		167,625

Total short-term borrowings		403,111		$480,332
Long-term borrowings:
Collateralized debt obligations (at estimated fair value)	434,718		564,661
Secured by pledge of commercial mortgage loan pools	924,445		999,804
Senior unsecured notes (at estimated fair value)	15,015		18,411
Junior unsecured notes (at estimated fair value)	4,094		5,726
Junior subordinated notes to subsidiary trust issuing preferred securities (at estimated fair value)	10,628		12,643
Convertible senior unsecured notes	69,192		72,000

Total long-term borrowings		1,458,092		1,673,245

Total borrowings		1,861,203		2,153,577
Distributions payable		—		3,019
Derivative instruments, at estimated fair value		279,438		1,018,927
Other liabilities		56,866		34,920

Total Liabilities		2,197,507		3,210,443

12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		23,237
12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		23,237

Stockholders’ Equity:
Preferred Stock, 100,000,000 shares authorized;
9.375% Series C Preferred Stock, liquidation preference $57,500		55,435		55,435
8.25% Series D Preferred Stock, liquidation preference $86,250		83,259		83,259
Common Stock, par value $0.001 per share; 400,000,000 shares authorized;
79,658,431 and 78,371,715 shares issued and outstanding in 2009 and 2008		80		78
Additional paid-in capital		798,572		797,372
Distributions in excess of earnings		(413,121)		(331,613)
Accumulated other comprehensive loss		(19,549)		(32,400)

Total Stockholders’ Equity		504,676		572,131

Total Liabilities and Stockholders’ Equity		$2,748,657		$3,829,048

Anthracite Capital, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Operating Portfolio
Income:
Commercial real estate securities	$44,384	$50,588	$94,135	$102,798
Commercial mortgage loan pools	9,974	12,801	20,347	25,666
Commercial real estate loans	13,375	23,100	29,266	46,831
Loss from equity investments	(6,565)	(2,566)	(18,690)	(557)
RMBS	9	16	70	76
Cash and cash equivalents	236	918	427	1,982

Total Income	61,413	84,857	125,555	176,796

Expenses:
Interest expense:
Short-term borrowings	6,212	9,295	13,421	19,911
Collateralized debt obligations	20,280	25,228	41,847	51,149
Commercial mortgage loan pools	9,988	12,183	20,295	24,391
Senior unsecured notes	3,105	3,016	6,191	6,074
Convertible senior notes	2,716	2,851	5,586	5,627
Junior unsecured notes	897	1,442	1,743	2,769
Junior subordinated notes	(506)	3,328	2,838	6,595
General and administrative expense	6,640	1,866	8,966	3,682
Management fee	1,953	2,961	4,084	6,236
Incentive fee	—	1,334	—	1,963
Incentive fee - stock based	62	645	305	1,044

Total Expenses	51,347	64,149	105,276	129,441

Income from the Operating Portfolio	10,066	20,708	20,279	47,355

Other income (loss):
Net realized and change in unrealized gain (loss)	(52,753)	13,365	7,667	83,848
Incentive fee attributable to other gains	—	—	—	(9,916)
Dedesignation of derivative instruments	(7,840)	—	(7,840)	—
Provision for loan loss	(48,629)	—	(104,532)	(25,190)
Foreign currency gain (loss)	(6,428)	(2,145)	4,362	(10,186)
Hedge ineffectiveness	—	1,382	64	1,304

Total other income (loss)	(115,650)	12,602	(100,279)	39,860

Net Income (loss)	(105,584)	33,310	(80,000)	87,215

Dividends on preferred stock	(4,529)	(5,083)	(9,058)	(8,209)

Net Income (Loss) available to Common Stockholders	$(110,113)	$28,227	$(89,058)	$79,006

Operating Earnings:
Income from the Operating Portfolio	$10,066	$20,708	$20,279	$47,355
Dividends on preferred stock	(4,529)	(5,083)	(9,058)	(8,209)

Net Operating Earnings	$5,537	$15,625	$11,221	$39,146

Operating Earnings available to Common Stockholders per share:
Basic	$0.07	$0.23	$0.14	$0.59
Diluted	$0.07	$0.22	$0.14	$0.58
Net Income (loss) available to Common Stockholders per share:
Basic	$(1.39)	$0.41	$(1.13)	$1.19
Diluted	$(1.39)	$0.38	$(1.13)	$1.09

Weighted average number of shares outstanding:
Basic	79,050,446	69,458,370	78,712,956	66,437,973
Diluted	79,050,446	85,846,376	78,712,956	78,340,316
Dividend declared per share of Common Stock	$—	$0.31	$—	$0.61

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS PER SHARE *

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009**	2008	2009**	2008
Numerator:
Numerator for basic earnings per share	$(110,133)	$28,227	$(89,059)	$79,006
Interest expense on convertible senior notes	—	2,370	—	4,683
Dividends on Series E convertible preferred stock	—	1,929	—	1,929

Numerator for diluted earnings per share	$(110,133)	$32,526	$(89,059)	$85,618

Denominator:
Denominator for basic earnings per share—weighted average common shares outstanding	79,050,446	69,458,370	78,712,956	66,437,973
Assumed conversion of convertible senior notes	—	7,416,680	—	7,416,680
Assumed conversion of Series E convertible preferred stock	—	8,604,781	—	4,302,390
Dilutive effect of stock based incentive fee	—	366,545	—	183,273

Denominator for diluted earnings per share—weighted average common shares outstanding and common stock equivalents outstanding	79,050,446	85,846,376	78,712,956	78,340,316

Basic net income (loss) per weighted average common share:	$(1.39)	$0.41	$(1.13)	$1.19

Diluted net income (loss) per weighted average common share and common share equivalents:	$(1.39)	$0.38	$(1.13)	$1.09

*	Convertible senior notes and Series E convertible preferred stock were anti-dilutive for 2009.
**	The Company elected not to declare any of the specified dividends on its three series of preferred stock during 2009. For the three and six months ended June 30, 2009, $4,529 and $7,550 of preferred dividends were in arrears. These dividends in arrears are included as part of dividends on preferred stock on the consolidated statements of operations since they represent a claim on earnings superior to common stockholders. These dividends in arrears have not been accrued as dividends payable since they have not been declared.